Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	David Christensen
CFO
HickoryTech
507-387-3355

Jennifer Spaude
Investor Relations
HickoryTech
507-386-3765

HickoryTech Reports Fourth Quarter and Year-end 2006 Results

Repositioning within the Company and investments impact results, yet position for future improvements

MANKATO, Minn., March 7, 2007—HickoryTech Corp. (Nasdaq: HTCO) today reported financial results for the fourth quarter and full year of 2006.  Several non-recurring events impacted the results while positioning the company for continued revenue growth and earnings improvement.

The fourth quarter results reflect the sale of the Enterprise Solutions Sector, which was announced Dec. 29, 2006, and the reporting of Enterprise Solutions operating results as discontinued operations for the fourth quarter, calendar year 2006, and all prior years.  In addition, the operations of the Company’s former Information Solutions Sector are now consolidated with the Telecom Sector.  All comparative years have been changed to reflect this financial presentation.  HickoryTech now reports in two business sectors, Telecom and Enventis.  These two key sectors reflect the Company’s strategic focus on Enventis business growth and its commitment to growing its broadband services within the Telecom Sector to ensure competitive services and customer retention.

“The fourth quarter and year end results for 2006 demonstrate our commitment to improving shareholder value by leveraging the acquisition of Enventis and eliminating non-strategic operations,” commented John Finke, HickoryTech’s president and chief executive officer.  “The impact of these decisions will enhance our ability to deliver on long-term revenue growth and earnings performance.”

Highlights for the Fourth Quarter:

•                  Total revenues from continuing operations were $33.4 million, a 75.9 percent increase compared to the fourth quarter of 2005, due to the strong revenue contributions from the Enventis Sector, acquired at the end of 2005.  Enventis produced four consistently high quarters of operating revenues in 2006.

•                  Net income for the fourth quarter of 2006 from continuing operations was $855,000, compared to $1,967,000 in the same period a year ago. The decline is attributable to: higher than normal accounts receivable reserves, integration costs for Enventis, certain corporate costs associated with severance and implementing a new ERP system and compliance costs for Enventis first year Sarbanes Oxley and slightly higher income tax rates.

•                  Diluted earnings per share from continuing operations were 6 cents for the most recent quarter, a decline of 60 percent from 15 cents reported for the same period a year ago.

•                  Long-term debt remained level at approximately $143 million.

•                  Broadband revenues increased 24.6 percent to $2.0 million for the fourth quarter, versus $1.6 million in the fourth quarter of last year.  Broadband revenues include DSL, Data and Digital TV services.

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Consolidated Results for the Fourth Quarter and full year 2006

HickoryTech’s consolidated operating revenues for the quarter were $33.4 million, an increase of 75.9 percent compared to the fourth quarter of 2005. This fourth consecutive quarter of revenue growth was due to the addition of Enventis revenue contributions of $9.9 million from enterprise network systems and services and $4.9 million from transport systems.  Excluding Enventis, revenues would have declined $0.4 million, or 1.9 percent, compared to the fourth quarter of 2005.  The decline in revenue is primarily due to lower revenue from a distance-learning network customer in the Telecom Sector, SOCRATES, and slightly lower local service revenue due to the continuing impact of competition. Consolidated operating revenues for the full year 2006 were $132.9 million, an increase of 70.5 percent compared with 2005.

HickoryTech’s consolidated operating income from continuing operations for the quarter was $3.6 million, a decrease of $750,000 compared to the fourth quarter of 2005.  The Enventis operating income contribution of $262,000 offset other consolidated operating income decreases for the quarter of $1.0 million, compared to the fourth quarter of 2005.  The positive operating results of Enventis were negatively affected in the fourth quarter by higher than normal accounts receivable reserves and integration costs.  There was $419,000 of increases in corporate costs due to severance costs and costs associated with implementing new financial systems and first year Sarbanes-Oxley compliance costs for the new Enventis Sector. Consolidated operating income from continuing operations for the full year 2006 was $16.4 million, compared to $18.5 million in 2005.

HickoryTech reported $855,000 in income from continuing operations in the fourth quarter of 2006 compared to $1,967,000 the same period in 2005.  Diluted earnings per share from continuing operations were 6 cents for the quarter, versus 15 cents in the prior year’s fourth quarter.  Net income and earnings per share included planned acquisition integration costs that were incurred in the fourth quarter as well as throughout 2006.  The fourth quarter of 2006 also included higher bad debt reserves associated with increased accounts receivable levels, certain corporate costs as detailed earlier and slightly higher income tax rates.  Net income from continuing operations for the full year 2006 was $5.6 million, compared to $8.5 million in 2005.

HickoryTech invested in capital expenditures in the Telecom and Enventis Sectors for broadband network upgrades, fiber optic network expansion and success-based network improvements.  In addition, higher accounts receivable and inventory for Enventis as of Dec. 31, 2006 contributed to maintaining the long-term debt level at approximately $143 million and provided an increase in short-term financing for Enventis working capital in the amount of $7,719,000 at Dec. 31, 2006.

Telecom Sector quarterly and full year performance

In the fourth quarter of 2006, the Telecom Sector experienced many of the same trends as previous quarters; with increasing revenue from broadband, DSL, Data and Digital TV services, and anticipated declining network access revenue from inter-exchange carriers.  It can be noted that the Telecom Sector now includes the operations of Information Solutions, which had been reported as a separate sector in previous reports of the Company.  All comparative numbers for prior periods have been restated to conform to this presentation.

Key Telecom Sector metrics for the fourth quarter and full year 2006:

•                  Revenues were $18.6 million, versus $19.0 million a year ago for the quarter and $74.9 million for the year versus $77.9 million in the prior year.

•                  Broadband revenues rose 24.6 percent to $2.0 million, versus $1.6 million in the fourth quarter of last year and increased 26.2 percent to $7.5 million for the full year 2006 compared to the prior year.

•                  The upward trend in DSL lines continued, totaling 15,724 at year end, versus 13,022 for the year-end of 2005, an increase of 20.7 percent.

•                  Total Digital TV customers grew to 4,632, up 67.5 percent from a year ago.  This growth is a result of   entering new communities, as well as increased penetration of existing markets.

•                  Network access revenues were $7.6 million, a $0.1 million or 1.3 percent decline from the same quarter last year.  This is a more moderate decline than the $3.4 million or 10.3 percent decline for the full year.   Network access revenue declines have moderated compared to the first half of 2006 because rate adjustments initiated in the third quarter of 2005 have been in place for a full year.

•                  Local service revenue declined 3.5 percent in the quarter and 1.6 percent for the year, due to competition.  Our local lines declined 2.9 percent for the year, a decline that was less than of industry peers.

Enventis Sector quarterly and full year performance

Enventis is a key element of the HickoryTech growth strategy.  The Enventis Sector repeated its performance as a strong contributor to consolidated operating income in the fourth quarter of 2006 and for the full year.  Enventis revenue in the fourth quarter was $14.8 million, consisting of approximately $9.9 million from enterprise network services and $4.9 million from enterprise transport services.  Transport services represented 33 percent of Enventis revenues in the fourth quarter, a higher percentage than previous quarters, and a line of business that produces higher margins and recurring revenue streams.  Enventis revenue for the full year 2006 was $58 million.  Although this sector was not reported in HickoryTech’s 2005 consolidated operations, the 2006 revenue for Enventis represented a 14.1 percent increase over Enventis unaudited revenues in 2005.

Going Forward

“We are making solid progress in implementing the long-term growth plan we have mapped out for ourselves,” said Finke.  “With the Enventis acquisition we now have a diverse revenue stream which includes a balance of strong cash flows from our Telecom Sector and growth potential through our Enventis Sector.  During 2007, we will expand our Digital TV services into three additional communities which will double our market opportunity for these services and we have recently begun expanding our fully integrated business solutions into new markets along our expanded fiber footprint.”

Further information on the fourth quarter and year-end results, as well as additional guidance regarding management’s outlook, will be given during the Company’s quarterly conference call and Webcast with investors at 8 a.m. CST on March 8, 2007. Investors may access the Webcast through a link on HickoryTech’s Investor Relations page at www.hickorytech.com.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network.  The company is in its 110th year of operation and has approximately 400 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Consolidated Statement of Operations

(unaudited)

	For Three Months Ended December 31		For Year Ended December 31
(Dollars in Thousands)	2006	2005	2006	2005
Revenues:
Telecom Sector	$18,630	$18,987	$74,896	$77,922
Enventis	14,771	—	58,005	—
Total Revenues	33,401	18,987	132,901	77,922

Costs and Expenses:
Cost of Sales, Enventis	7,830	—	31,152	—
Cost of Services, excluding Depreciation and Amortization	11,444	8,114	43,893	31,408
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	5,782	3,060	23,291	12,600
Depreciation	4,461	3,446	16,949	14,943
Amortization of Intangibles	293	26	1,172	493
Total Costs and Expenses	29,810	14,646	116,457	59,444

Operating Income	3,591	4,341	16,444	18,478

Interest and Other Income	30	22	138	97
Interest Expense	(1,970)	(1,234)	(7,362)	(4,363)

Income from Continuing Operations Before Income Taxes	1,651	3,129	9,220	14,212
Income Tax Provision	796	1,162	3,616	5,646

Income from Continuing Operations	855	1,967	5,604	8,566

Discontinued Operations
Income/(Loss) From Operations of Discontinued Component	(3,652)	(193)	(4,556)	(62)
Income Tax Provision/(Benefit)	(1,226)	(77)	(1,589)	(25)
Income/(Loss) from Discontinued Operations	(2,426)	(116)	(2,967)	(37)

Net Income	$(1,571)	$1,851	$2,637	$8,529

(Not in thousands)

Basic Earnings Per Share - Continuing Operations:	$0.06	$0.15	$0.43	$0.65
Basic Earnings/(Loss) Per Share - Discontinued Operations:	(0.18)	(0.01)	(0.23)	—
	$(0.12)	$0.14	$0.20	$0.65
Dividends Per Share	$0.12	$0.12	$0.48	$0.48
Basic Weighted Average Common Shares Outstanding	13,196,494	13,114,692	13,163,480	13,083,252

Diluted Earnings Per Share - Continuing Operations:	$0.06	$0.15	$0.43	$0.65
Diluted Earnings/(Loss) Per Share - Discontinued Operations:	(0.18)	(0.01)	(0.23)	—
	$(0.12)	$0.14	$0.20	$0.65

Diluted Weighted Average Common and Equivalent Shares Outstanding	13,196,577	13,123,685	13,163,480	13,097,417

HICKORY TECH CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31

(unaudited)

(Dollars In Thousands Except Share and Per Share Amounts)	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$84	$601
Receivables, net of allowance for doubtful accounts of $851 and $334	20,780	19,867
Costs in excess of billings on contracts	—	462
Inventories	11,552	4,577
Deferred income taxes	815	300
Prepaid expenses	1,903	5,066
Other	1,662	1,155
Total current assetsTotal current assets	36,796	32,028

Investments	3,554	3,407

Property, plant and equipment	309,619	290,499
Less accumulated depreciation	156,429	141,157
Property, plant and equipment, net	153,190	149,342

Other assets:
Goodwill	25,239	27,109
Intangible assets, net	3,140	4,312
Financial derivative instruments	2,489	3,429
Deferred costs and other	3,105	3,640
Total other assets	33,973	38,490

Total assets	$227,513	$223,267

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Cash Overdraft	$1,475	$514
Short-term financing	7,719	—
Accounts payable	4,211	5,224
Accrued expenses	5,167	6,809
Accrued interest Accrued interest	447	—
Accrued income taxes	4,772	4,765
Billings in excess of costs on contracts	—	283
Advanced billings and deposits	3,488	4,577
Current Portion - Post Retirement Benefits	212	—
Current maturities of long-term obligations	1,560	1,778
Total current liabilities:	29,051	23,950

Long-term obligations, net of current maturities	141,529	140,980

Deferred income taxes	15,332	15,346

Deferred revenue	2,596	1,948
Accrued employee benefits and deferred compensation	8,550	6,034

Total liabilities	197,058	188,258

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares issued and outstanding: 13,207,970 in 2006 and 13,124,928 in 2005	1,321	1,312
Additional paid-in capital	9,992	9,262
Retained earnings	18,692	22,371
Accumulated other comprehensive income	450	2,064
Total shareholders’ equity	30,455	35,009

Total liabilities and shareholders’ equity	$227,513	$223,267

The accompanying notes are an integral part of the consolidated financial statements.

Telecom Sector Recap - Continuing Operations

(unaudited)

	For Three Months Ended December 31		For Twelve Months Ended December 31
(Dollars in Thousands)	2006	2005	2006	2005

Revenues:
Local Service	$4,502	$4,664	$18,224	$18,520
Network Access	7,619	7,723	29,936	33,384
Long Distance	1,223	1,216	4,877	4,821
Data	1,527	1,307	6,048	4,968
Internet	1,112	1,114	4,467	4,361
Digital TV	467	293	1,457	979
Directory	917	905	3,624	3,509
Message Processing & Billing	421	601	2,127	2,522
Intersegment	138	32	260	128
Other	842	1,164	4,136	4,858
Total Telecom Revenues	$18,768	$19,019	$75,156	$78,050

Costs and Expenses:
Cost of services, excluding depreciation and amortization	7,878	8,114	31,433	31,408
Selling, general and administrative expenses, excluding depreciation and amortization	3,134	3,042	13,001	12,438
Depreciation and amortization	3,939	3,453	15,009	15,375
Operating income	$3,817	$4,410	$15,713	$18,829

Income from Continuing Operations, net of tax	$2,408	$2,761	$9,606	$11,324

Key Metrics
Capital Expenditures	$3,612	$9,235	$15,986	$19,312
Access Lines	68,043	70,090
Long Distance Customers	41,196	40,321
Internet Customers	20,052	18,396
DSL Customers	15,724	13,022
Digital TV Customers	4,632	2,766

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Enventis Sector Recap

(unaudited)

	Three Months Ended				YTD
(Dollars in Thousands)	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	2006

Revenues before eliminations:
Enterprise Network Services	$9,857	$9,741	$11,144	$10,031	$40,773
Enterprise Transport Services	4,914	4,231	4,034	4,053	17,232
Intersegment	50	—	—	—	50
	$14,821	$13,972	$15,178	$14,084	$58,055

Cost of sales	7,830	7,183	8,456	7,683	31,152
Cost of services (excluding depreciation and amortization)	3,702	3,320	2,932	2,687	12,641
Selling, general and administrative expenses, (excluding depreciation and amortization)	2,216	2,057	2,291	2,410	8,974
Depreciation and amortization	811	732	768	737	3,048

Operating income	$262	$680	$731	$567	$2,240
Net income	$185	$403	$437	$338	$1,363

Capital expenditures	$984	$1,240	$2,593	$507	$5,324

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